Exhibit 99.1

Media Contact:	Investor Relations Contact:
Kate Leeson	Carolyn Bass
Taleo Corporation	Market Street Partners
925-452-3659	415-445-3232
kleeson@taleo.com	carolyn@marketstreetpartners.com
For Immediate Release:
Taleo Appoints Katy Murray As Chief Financial
Officer
Former CFO of i2 Technologies and EXL Services brings nearly 15 years of software, finance and operations experience to support Taleo’s rapid growth
Dublin, Calif., — August 10, 2006 — Taleo Corporation (Nasdaq: TLEO), the leading provider of on demand talent management solutions, today announced that it has entered into an agreement for the appointment of Katy Murray as chief financial officer. Reporting directly to Taleo President and CEO Michael Gregoire, Ms. Murray will assume worldwide responsibility for Taleo’s financial operations. Ms. Murray’s employment with the Company is expected to begin on September 18, 2006.
“Katy’s track record of impressive accomplishments in financial and operations management in high growth software and services companies is acutely aligned to the strategic and operational goals of our business,” said Michael Gregoire, president and CEO, Taleo. “Katy’s experience in financial planning and controls, accounting, and compliance will be an asset to Taleo as we continue to grow and scale our operations. I am confident in her ability to contribute to Taleo’s growth and increase our commitment to operational excellence within our finance organization. I am pleased to welcome her to our executive team and we look forward to her contributions.”
Ms. Murray brings nearly 15 years of combined accounting/financial and executive management experience to Taleo. Most recently, Ms. Murray served as CFO of EXL Services, Inc., a leading provider of value-added offshore business process outsourcing solutions. In this role, she was responsible for leading the company’s global finance operations including accounting, financial planning and analysis, strategic planning, treasury, investor relations and compliance.
Prior to EXL, Ms. Murray served as executive vice president and CFO at i2 Technologies, a multinational supply chain management software company. Ms. Murray spent nearly eight years at i2 Technologies where she held various leadership positions within the finance and accounting organization.
As CFO of i2, she was responsible for worldwide accounting, financial planning and analysis, financial and reporting systems, treasury, and SEC reporting, among a variety of other
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responsibilities. Prior to i2 Technologies, Ms. Murray worked for more than four years at Paymentech, the largest US based processor of internet transactions as a Director of Accounting.
The Company announced last quarter that Divesh Sisodraker was stepping down as CFO for personal reasons, while remaining with the company until his successor was in place. Ms. Murray’s employment with the Company is expected to begin on September 18, 2006.
About Taleo Corporation
Taleo (Nasdaq: TLEO) delivers on demand talent management solutions that enable organizations of all sizes to assess, acquire, develop and align their workforce for improved business performance. Taleo’s customers use its suite of solutions to improve their talent management processes to reduce the time and costs associated with these processes and to enhance the quality, productivity and satisfaction of their workforces. Taleo currently has more than 630 corporate customers with approximately 588,000 registered users who use our services to fill positions in almost 100 countries. For more information visit www.taleo.com.
Forward-looking Statements
This release contains forward-looking statements, including statements regarding Taleo’s expectations concerning the Company’s growth and future performance. Any forward-looking statements contained in this press release are based upon Taleo’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially. Further information on potential factors that could affect actual results is included in Item 1A of Taleo’s Annual Report on Form 10-K, as filed with the SEC on April 17, 2006, in Item 1A of Taleo Quarterly Report on Form 10-Q, as filed with the SEC on May 22, 2006, and in other reports filed by Taleo with the SEC.
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